UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 4, 2011
Broadcom Corporation

(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5300 California Avenue, Irvine, California	92617

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (949) 926-5000
Not Applicable

Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) Bonus Awards for 2010 Plan Year Under Broadcom Corporation Performance Bonus Plan
On February 4, 2011 the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Broadcom Corporation (the “Company” or “Broadcom”) awarded cash bonuses under the Broadcom Corporation Performance Bonus Plan (the “Performance Bonus Plan”). The total amount to be paid under the Performance Bonus Plan for 2010 will be approximately $85.6 million. The total dollar amount of the 2010 bonus pool established under the Performance Bonus Plan was determined in accordance with the following metrics: 40% based on the relative revenue growth rate of the Company, 40% based on the Company’s non-GAAP earnings per share and 20% based on a discretionary component set by the Compensation Committee. The Compensation Committee exercised its discretion in awarding to the executive officers the bonuses set forth below.
The following chart sets forth the actual bonus awarded to each of our current executive officers who was a named executive officer in 2009 and/or is expected to be a named executive officer in 2010:

Executive Officer	Total Amount of Bonus
Scott A. McGregor President and Chief Executive Officer	$1,472,500
Eric K. Brandt Executive Vice President and Chief Financial Officer	$637,500
Daniel A. Marotta Executive Vice President & General Manager, Broadband Communications Group	$465,375
Rajiv Ramaswami Executive Vice President & General Manager, Infrastructure & Networking Group	$484,500
Robert A. Rango Executive Vice President & General Manager, Wireless & Mobile Group	$547,500
Robert L. Tirva Senior Vice President, Corporate Controller and Principal Accounting Officer	$270,000

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation
February 10, 2011	By:	/s/ Eric K. Brandt
		Name:	Eric K. Brandt
		Title:	Executive Vice President and Chief Financial Officer